Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA, – November 3, 2011 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $2.8 million, or $0.05 per share, for the third quarter ended September 30, 2011, compared with a net loss of $4.7 million, or $0.09 per share, for the comparable period in 2010.

For the quarter ended September 30, 2011, total operating costs and expenses were $2.9 million, compared with $4.7 million in the third quarter of 2010. Operating expenses in the 2011 third quarter included stock-based compensation expense of approximately $0.5 million. Operating expenses were approximately 39% lower in the third quarter of 2011 compared with the same period in 2010, primarily due to lower headcount, clinical development and facility expenses.

For the nine months ended September 30, 2011, Telik reported a net loss of $9.5 million, or $0.18 per share, compared with a net loss of $14.9 million, or $0.28 per share, for the same period in 2010. Total operating expenses for the first nine months of 2011 were $9.6 million, compared with $15.1 million for the same period in 2010. Operating expenses in the first nine months of 2011 included approximately $1.2 million in stock-based compensation expense. The reduction in operating expenses of approximately 37% in the first nine months of 2011 compared with the same period in 2010 was primarily due to lower headcount, reduced clinical trial expenses, lower stock-based compensation and lower facility costs.

At September 30, 2011, Telik had $14.0 million in cash, cash equivalents and investments including restricted investments, compared to $24.1 million at December 31, 2010.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating costs and expenses:
Research and development	$1,305	$2,569	$4,464	$8,202
General and administrative	1,550	2,101	5,090	6,856

Total operating costs and expenses	2,855	4,670	9,554	15,058

Loss from operations	(2,855)	(4,670)	(9,554)	(15,058)
Interest and other income (expense), net	7	17	31	132

Net loss	$(2,848)	$(4,653)	$(9,523)	$(14,926)

Basic and diluted net loss per share	$(0.05)	$(0.09)	$(0.18)	$(0.28)

Weighted average shares used to calculate basic and diluted net loss per share	53,962	53,553	53,870	53,514

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
Cash, cash equivalents, investments and restricted investments	$14,033	$24,064
Total assets	14,936	25,029
Stockholders’ equity	10,273	18,369